Exhibit 99.1

Operator: Greetings, and welcome to the Mastech Holdings, Incorporated First Quarter 2010 Earnings Conference Call.

At this time, all participants are in a listen-only mode.

A brief question and answer session will follow the formal presentation.

If anyone should require operator assistance during the conference, please press star-zero on your telephone keypad.

As a reminder, this conference is being recorded.

It is now my pleasure to introduce your host, Jennifer Ford Lacey, Manager of Legal Affairs for Mastech Holdings, Incorporated.

Thank you.

Ms. Ford Lacey, you may begin.

Ms. Jennifer Ford Lacey: Thank you, Operator.

And welcome to Mastech’s 2010 First Quarter Conference Call. If you have not yet received a copy of our earnings announcement, it can be obtained from our website at www.mastech.com.

With me on the call today are Tom Moran, Mastech’s Chief Executive Officer; and Jack Cronin, our Chief Financial Officer.

I would like to remind everyone that statement made—statements made during this call that are not historical facts are forward-looking statements. These forward-looking statements include our financial growth and liquidity projections, as well as statements about our plans, strategies, intentions, and beliefs concerning our business, cash flows, costs, and the markets in which we operate.

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Without limiting the foregoing, the words “believe,” “anticipates,” “plans,” “expects,” and similar expressions are intended to identify certain forward-looking statements. These statements are based on information currently available to us, and we assume no obligation to update these statements as circumstances change.

There are risks and uncertainties that could cause actual events to differ materially from these forward-looking statements, including those listed in the Company’s 2009 Annual Report on Form 10-K filed with the Securities and Exchange Commission and available on their website at www.sec.gov.

As a reminder, we will not be providing guidance during this call, nor will we provide guidance in any subsequent one-on-one meetings or calls.

I will now turn the call over to Tom.

Mr. Thomas B. Moran: Thank you, Jenna, and good morning, everyone.

On today’s call I will make my opening comments about recent activities and our progress in positioning Mastech for sustainable growth in 2010 and beyond. Jack will then review our financial results for the first quarter of 2010, and I will rejoin the call for the Q&A.

I’m pleased to report that we have made some good progress on a number of fronts during the quarter in positioning Mastech for sustainable growth and long-term value creation.

We completed the divestiture of our low-margin brokerage operations business in January of 2010. This action was in line with our stated objective of focusing on core service offerings and disposing of non-performing assets.

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We took several actions to diversify beyond IT staffing. Moving forward, Mastech will be known not only as a premiere provider of IT staffing services, but as a quality provider of specialized healthcare professionals, as well. I believe that the specialized healthcare staffing space provides a number of high-growth opportunities for the future.

During the quarter, we have launched Mastech Healthcare through the acquisition of Arizona-based Curastat, Inc. and through the hiring of Tim Bosse, a proven industry executive. I have confidence in Tim’s ability to further develop our strategy for Mastech Healthcare.

We also continued to invest in our IT organization during the quarter. Much of this investment was aimed at expanding our branch sales model and enhancing our recruiting capabilities via expansion of both our domestic and offshore recruitment centers.

I am pleased to tell you that we are starting to see some payback for these recent investments. During the quarter, we achieved positive growth in billable IT consultant base for the first time since mid-2006. Additionally, we continued to expand our overall gross margins during the quarter.

In summary, I’m pleased with our progress to date, and we are committed to continue to focus on the strategy that we have set forth for Mastech, a strategy of sustainable growth through a combination of organic expansion and strategic acquisitions in the information technology and healthcare staffing sectors.

I will now turn the call over to Jack to review our first quarter 2010 results.

Mr. Jack Cronin: Thanks, Tom, and good morning, everyone.

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Revenues during the first quarter of 2010 declined to $15.7 million compared to $20.6 million in the same period last year, largely due to reduced demand for IT services and the divestiture of our brokerage operations unit in early January 2010. This divestiture was responsible for $3 million of our revenue variance from first quarter 2009.

Partially offsetting this variance was $1.5 million of incremental revenues generated from our newly formed healthcare unit, Mastech Healthcare.

Our core IT operations continued to see improvement in activity levels during the quarter and, as Tom mentioned, we achieved headcount growth in our billable IT consultant base for the first time in more than three years.

Gross profit margins in the first quarter of 2010 increased to 19.6 percent compared to 18.7 percent achieved during the same period last year. This marks the second consecutive quarter of gross margin expansion.

And while I can tell you we are seeing margin stabilization throughout most channels and technologies, our margin improvement during the quarter was largely the result of a favorable channel mix of business.

SG&A expenses during the first quarter of 2010 totaled $3 million, which were approximately $300,000 higher than last quarter and equaled SG&A levels experienced in the first quarter of 2009. And as Tom pointed out, we continue to make the necessary investments in the short-term to better position Mastech for sustainable growth in the long-term.

Net income for the quarter was $63,000, or two cents per diluted share, compared to $495,000, or 14 cents per diluted share, in the corresponding period last year.

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It should be noted that our newly formed Mastech Healthcare Unit generated a net loss during the 2010 quarter of two cents per diluted share. Additionally, during the 2009 quarter, our brokerage operations business, which was divested of in early 2010, generated net income equal to three cents per diluted share.

So, both of these items that I just mentioned contributed to our 12 cent per-diluted-share variance on a year-over-year basis.

Addressing our financial position, at March 31, 2010, our cash balances totaled $6.3 million, and we ended the quarter with no outstanding bank debt and access to approximately $6.2 million of credit under our existing revolving loan facility.

The Company had a negative net cash flow during the quarter of approximately $800,000 compared to net cash generation of $1.3 million in the first quarter of 2009. And our 2010 cash flow performance reflects the $1.3 million acquisition of Arizona-based Curastat, Inc., a specialized healthcare staffing company.

Addressing our AR, the quality of our trade receivables remained in good shape at quarter end. However, our DSO measurement increased to 48 days at March 31, 2010, compared to 46 days a quarter ago. And I want to point out that most of this increase reflects a change in client mix and the payment terms offered such clients rather than a deterioration of underlying credit quality.

In summary, we believe that our sound balance sheet will continue to provide us with the financial flexibility to invest in our businesses, both organically as well as through additional strategic acquisition opportunities.

I will now turn the call back to Tom for Q&A.

Mr. Thomas B. Moran: Thank you, Jack.

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Operator, at this time, I would like to open up the call for questions.

Operator: Thank you.

We will now be conducting a question and answer session.

If you would like to ask a question, please press star-one on your telephone keypad.

A confirmation tone will indicate your line is in the question queue.

You may press star-two if you would like to remove your question from the queue.

For participants using speaker equipment, it may be necessary to pick up your handset before pressing the star keys.

One moment, while we poll for questions.

Our first question is from Jacques Soenens with Great Gable.

Please proceed with your question.

Mr. Jacques Soenens: Hi. Can you hear me?

Mr. Thomas B. Moran: Yes, we can.

M. Jacques Soenens: Uh, just a little more collar on your healthcare acquisition. Can you give us some, uh—some collar into the revenue base, as well as the margin profile, of the business relative to your current business?

Mr. Thomas B. Moran: Sure.

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Um, Jack, do you want to, uh, handle that question?

Mr. Jack Cronin: Sure.

Um, the acquisition of Curastat, Inc. is really a very small acquisition for us. Um, you know, their run-rate revenues are about—um, on an annual basis, uh, about $6 million, and their margins are about 17 and a half percent.

Mr. Jacques Soenens: Do you think, uh, you can increase the margins, uh—um, based on other synergistic activity?

Mr. Thomas B. Moran: Yes. That’s, um—I’ll take that part of it.

One of the things we like about the business is, um—and when we look at acquisition—is the people are very strong and we want to expand the, um—the business throughout the country. And we believe that how—that expansion will come through not only revenue growth, but margin growth, as well. And with the people matched up with Mastech, we believe we can do that efficiently.

Mr. Jacques Soenens: How many—um, what kind of healthcare, uh, staffing is it?

Mr. Thomas B. Moran: It’s, uh, mainly focused on travel—specialized travel nursing, um, with some per diem mixed into that base. And when we see specialized, it’s more into the specialized fields of, um, surgical, um—get into more of the, um, locum tenens in that area rather than basic travel nursing side of it. That’s why we like the business.

As I said earlier, we knew some of the management players before, and we believe there’s a big opportunity to expand that space.

Mr. Jacques Soenens: When you say “expand,” it seems like geographically. Are they based in the Southwest, or there is a plan to expand nationwide? Is that the idea?

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Mr. Thomas B. Moran: Um, through our existing office, yes. Um, we want to continue to build in the Southwest, especially in Phoenix area. Uh, we feel there’s more market, uh, we can penetrate there, as well as we, uh, feel we can penetrate in some of our existing offices that we have already, such as in, um, Dallas and, um, throughout the country eventually down the road.

So, there’s opportunity to expand that, and that’s one of the reasons why, by bringing in Tim, that gives him the ability to expand that—that, uh, market share of that service.

Mr. Jacques Soenens: Any color on, um, the, uh, immediate accretiveness of the business and also, uh, what kind of multiple you might have paid for the business?

Mr. Thomas B. Moran: Um, Jack?

Mr. Jack Cronin: Um, well, I really don’t want to get into the multiple that we paid in—paid for the business. We paid, um, uh, you know, $1.3 million, you know, all way, and that’s with the working capital, etc., um, you know, for a company that was marginally profitable.

And, you know, again, we are making investments. We’re making investments in, um, you know, leadership as well as some other people that we’re bringing in, uh, you know, not for an immediate payback but looking to, uh, you know, position the Company for growth for the future.

Mr. Jacques Soenens: And one last question on your healthcare initiatives. Um, can you envision more near-term M&A activity in that front, or, uh, will you first absorb this and work on this acquisition?

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Mr. Thomas B. Moran: Um, we’re gonna do both. As I stated in my comments, we’re—we believe in a buy-and-build model. We definitely want to expand and put the investments in Curastat, Inc. to get our healthcare—Mastech Healthcare business off the ground.

However, um, we do want to continue to focus on the specialized healthcare area, and if we do come across another healthcare business that fits exactly into our model of how we want to expand, um, geographically as well as this offering, we will take a look at it, and we will look into that very aggressively.

As of right now, we are focusing on just organic growth on this business. But, things change each quarter. We want to make sure that we find the right business that fits to what we’re trying to accomplish.

Mr. Jacques Soenens: And actually one last question, if I may. Um, was this business growing? And, if not, what kind of growth could you envision for the healthcare space?

Mr. Thomas B. Moran: Uh, the business, at—when it was purchasing, was pretty much running flat—uh, maybe a little bit down, as you can experience. In most of the travel per diem organizations throughout the country in 2009, they were down.

So, it held its own. Um, was it, you know, trending down in 2009? Um, we are looking to stabilize that in the future and grow it. Um, that’s why we bought it. And we believe there’s an opportunity for that.

Mr. Jacques Soenens: Great. Looks like a nice purchase.

Thank you.

Mr. Thomas B. Moran: Thank you.

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Mr. Jack Cronin: Thank you.

Operator: Thank you.

Ladies and gentlemen, once again, it is star-one to ask a question at this time.

Ladies and gentlemen, at this time I’ll give a final opportunity to ask any questions. It is star-one at this time.

Mr. Moran, there are no questions in queue at this time. I’d like to turn the floor back over to you for closing comments.

Mr. Thomas B. Moran: Great. Um, I would like to thank everyone for joining us on the call today, and we look forward to sharing our second quarter 2010 results in early—in late July.

Everybody have a good day.

Operator: This concludes today’s teleconference.

You may disconnect your lines at this time.

Thank you for your participation.

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